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                                   EXHIBIT 11

                 Statement Re Computation of Per Share Earnings

                                 OHM CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS
                     (In Thousands, Except Per Share Data)

                                                             Three Months Ended                     Nine Months Ended
                                                                 September 30,                         September 30,
                                                         -----------------------------           ----------------------------
                                                           1997                1996                1997                1996
                                                         ---------           ---------           ---------           --------
PRIMARY:

   Average shares outstanding                            $  27,267           $  26,862           $  27,151           $  26,774
   Net effect of dilutive stock options and
     warrants-based on the treasury stock method                34                  --                  --(1)               13
                                                         ---------           ---------           ---------           ---------
       Total                                                27,301              26,862              27,151              26,787
                                                         =========           =========           =========           =========
   Net income (loss)                                     $   4,062           $   3,996           $ (26,109)          $   7,705
                                                         =========           =========           =========           =========
   Per share amount                                      $    0.15           $    0.15           $   (0.96)          $    0.29
                                                         =========           =========           =========           =========

FULLY DILUTED:

   Average shares outstanding                            $  27,267           $  26,862           $  27,151           $  26,774
   Net effect of dilutive stock options and
     warrants-based on the treasury stock method                34(2)               38(2)               --(1)               38(2)
                                                         ---------           ---------           ---------           ---------
       Total                                                27,301              26,900              27,151              27,812
                                                         =========           =========           =========           =========
   Net income (loss)                                     $   4,062           $   3,996           $ (26,109)          $   7,705
                                                         =========           =========           =========           =========
   Per share amount                                      $    0.15           $    0.15           $   (0.96)          $    0.29
                                                         =========           =========           =========           =========

(1) Primary and fully diluted earnings per share computations for the nine months ended September 30, 1997, do not give effect to stock options and warrants since their inclusion would have the effect of decreasing the net loss per share.

(2) Fully dilutive effect of stock options and warrants on per share amounts for the three and nine months ended September 30, 1997, has not been presented in the statement of operations since any reduction of less than 3% in the aggregate need not be considered as dilution.